[EXHIBIT 99.3]
Amendment to Employment Agreement
     THIS AMENDMENT dated February 29, 2008 to the Employment Agreement entered into by and between CA, Inc. (the “Company”) and Michael Christenson (the “Employee”) as of May 31, 2007, setting forth the terms and conditions under which Employee served the Company as Executive Vice President and Chief Operating Officer.
W I T N E S S E T H
     WHEREAS, the Company has promoted the Employee to the position of President and the Company and Employee desire to amend the Employment Agreement to reflect such appointment,
     WHEREAS, the Employment Agreement provides in Section 7(d) that any amendment must be in writing executed by the parties,
     WHEREAS, the Company and Employee hereby agree that except as otherwise explicitly amended herein, all other terms and conditions of the Employment Agreement shall remain in full force and effect.
     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in the Employment Agreement, as amended, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. The first paragraph of Section 1 of the Employment Agreement shall be deleted in its entirety and replaced with the following:
          1. Employment, Duties, Authority and Work Standard. The Company hereby agrees to employ Employee as President, and Chief Operating Officer of the Company, and Employee hereby accepts such position and agrees to serve the Company and its affiliates from time to time (the “Group”) in such capacity during the Employment Period (as defined in the Employment Agreement). The Employee shall report directly to the Company’s Chief Executive Officer. The Employee’s duties, responsibilities and authorities shall include but not be limited to those he has on the date hereof and any other duties, responsibilities and authorities consistent with his job title as specified by the Chief Executive Officer from time to time. The Employee will (a) serve the Company (and such of its subsidiary companies as the Company may designate) faithfully, diligently and to the best of the Employee’s ability under the direction of the Chief Executive Officer, (b) devote his full working time and best efforts, attention and energy to the performance of his duties to the Company and (c) not do anything inconsistent with his duties to the Company

[EXHIBIT 99.3]
     2. For the avoidance of doubt, the Employee agrees that the change in position set forth in this amendment to the Employment Agreement does not constitute a “Good Reason” event as set forth in Appendix A to the Employment Agreement.
     3. This Amendment and the Employment Agreement, and the Appendix thereto, contains the entire agreement between the parties hereto and there are no agreements, warranties or representations which are not set forth therein or herein. Except as modified herein, the Employment Agreement remains in full force and effect.
     4. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to conflict of laws principles.
     5. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by them or their duly authorized representatives as of the date first written above.

CA, INC.		EMPLOYEE

By:	/s/ John A. Swainson	/s/ Michael J. Christenson

Michael Christenson
Name:	John A. Swainson
Date: February 29, 2008
Title:	Chief Executive Officer

Date:	February 29, 2008